Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Declares Second Quarter Dividend of $0.39 per Share
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NEW YORK, August 19, 2008 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced that its Board of Directors has declared a dividend of $0.39 per share payable on September 15, 2008, to common shareholders of record on August 29, 2008.  The dividend is for the second quarter of the Company's 2009 fiscal year ending August 31, 2008.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations.  It has elected to be treated as a business development company under the Investment Company Act of 1940.  The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies.  The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

GSC Investment Corp.’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.gscinvestmentcorp.com.

Forward Looking Statements

Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements.  These forward-looking statements generally relate to GSC Investment Corp.'s plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends.  Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see "Note About Forward-Looking Statements" included in the Company's 10-K which has been filed with the U.S. Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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